Exhibit 99.2

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 7, 2025

Board of Directors

FirstBank Holding Company

12345 W Colfax Ave

Lakewood, CO 80215

Re:	Initially filed Registration Statement on Form S-4 of
The PNC Financial Services Group, Inc. filed October 7, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 5, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than The PNC Financial Services Group, Inc. (“Purchaser”) and its affiliates), of the outstanding shares of Class A common stock, no par value per share (the “Class A Common Stock”), and Class B common stock, no par value per share (together with the Class A Common Stock, the “Company Common Stock” and the shares of Company Common Stock, collectively, the “Shares”), of FirstBank Holding Company (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to the holders (other than Purchaser and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of September 5, 2025, by and among Purchaser, Summit Merger Sub I, Inc., a wholly owned subsidiary of Purchaser, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Goldman Sachs & Co. LLC,” “Risk Factors,” “The Mergers — Background of the Mergers,” “The Mergers — FBHC’s Reasons for the Mergers; Recommendation of FBHC’s Board of Directors,” “The Mergers — Opinions of FBHC’s Financial Advisors — Opinion of Goldman Sachs & Co. LLC,” and “The Mergers — Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)